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FOR IMMEDIATE RELEASE



CONTACT:  SUSAN PRIMROSE - DIRECTOR OF INVESTOR RELATIONS
          IMMULOGIC PHARMACEUTICAL CORP.
          617/466-6000



                     IMMULOGIC ANNOUNCES MANAGEMENT CHANGES


Waltham, MA December 04, 1996 --- ImmuLogic Pharmaceutical Corporation (NASDAQ:
IMUL) today announced the appointment of Dr. Joseph Marr, M.D., currently Executive Vice President of Research and Development/Chief Scientific Officer, to the additional position of acting President and Chief Executive Officer. Dr. Marr succeeds Robert J. Gerety, following Dr. Gerety's resignation, today, from the position of President and Chief Executive Officer and Director of the company.

     In addition, Richard N. Small, Vice President and Chief Financial Officer has accepted a position as Senior Vice President and Chief Financial Officer at Immune Therapeutics Inc., a start-up biotechnology company in Massachusetts. However, at the request of the Board of Directors, Rich Small has postponed his departure to remain in his current position as Vice President and Chief Financial Officer through a transition period.

     "Dr. Marr has the confidence and support of the Board to lead ImmuLogic toward commercialization of our products in development," said Malcolm Gefter, Ph.D., Chairman of the Board. "Dr. Marr's academic and pharmaceutical experience combined with his leadership and management skills qualify him to move the company into its next phase of development."

     Dr. Marr's career encompasses more than twenty five years of academic medicine, basic and clinical research, and industry research and development experience. Prior to joining ImmuLogic in July 1996 as Executive Vice President of Research/Chief


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Scientific Officer, Dr. Marr was Vice President, Research and Development at
Ribozyme Pharmaceuticals from 1993 to 1996. He joined Ribozyme at the formative stage and played an integral part in building the scientific and development programs and taking the company public. In addition, he helped establish three corporate partnerships with pharmaceutical firms during his tenure. From 1989 to 1993, Dr. Marr was Senior Vice President, Discovery Research at Searle Research and Development where he managed a group of 240 scientists. Dr. Marr also was a consultant with the World Health Organization from 1982 to 1992 during which time he designed and implemented certain late stage clinical trials for WHO. From 1970 to 1989, Dr. Marr held academic positions including Vice Chairman, Department of Medicine, Director Division of Infectious Diseases and Professor of Medicine and Biochemistry. He received his MD from the Johns Hopkins University School of Medicine.

     Dr. Marr commented, "Our immediate focus is the completion of discussions with the FDA regarding the development of the ALLERVAX[Registered Trademark] CAT product, to complete the data analyses of the recently finished ragweed trial and report these results in the first quarter of 1997, and to file an Investigational New Drug (IND) application to begin clinical trials for our multiple sclerosis therapeutic. In addition, a major goal is to choose the strategy by which to commercialize our allergy therapeutics; discussions with potential commercial partners continue at this time.

     "Our longer vision calls for ImmuLogic to generate significant revenues from the ALLERVAX[Registered Trademark] CAT and ALLERVAX[Registered Trademark] RAGWEED products and to advance multiple product candidates from the allergy, autoimmune, and drugs of abuse programs to later stage clinical development."

     ImmuLogic Pharmaceutical Corporation is a biopharmaceutical company, located in Waltham, Massachusetts, with the primary goal of developing peptide therapeutics to treat allergies and autoimmune diseases. The Company also is developing a poison ivy/poison oak therapeutic and a vaccine to treat cocaine abuse.



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